UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K/A
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2007
Maxygen, Inc.
(Exact name of registrant as specified in its charter)

Delaware		77-0449487
(State or other jurisdiction of incorporation)	000-28401 (Commission File Number)	(I.R.S. Employer Identification No.)
515 Galveston Drive
Redwood City, CA 94063
(Address of principal executive offices)
(650) 298-5300
(Registrant’s telephone number, including area code)
Not Applicable.
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
          This Current Report on Form 8-K/A updates information appearing in the press release issued by Maxygen, Inc. (the “Company”), dated February 6, 2007, entitled “Maxygen Reports Fourth Quarter and Year End 2006 Financial Results” which was furnished as an exhibit to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (“SEC”) on February 6, 2007. Subsequent to the announcement of its unaudited financial results, the Company changed its presentation in the income statement of the cash proceeds received by the Company in the fourth quarter of 2006 in connection with the sale of its equity interests in Avidia Inc. to include this amount in fourth quarter and full year 2006 loss from continuing operations. The Company’s previously announced net income (loss) and income (loss) applicable to common stockholders for the fourth quarter and full year 2006 is unchanged.
          In the February 6, 2007 press release, the cash proceeds received by the Company were presented in the income statement as an extraordinary gain, net of taxes. During the preparation of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, the Company concluded that the gain was more appropriately presented as a gain on sale of equity investment and included in the loss from continuing operations. As a result, the Company’s loss from continuing operations for the year ended December 31, 2006 was reduced to $16.5 million, or $0.46 per share, as compared to the previously reported loss from continuing operations of $34.1 million, or $0.95 per share. The Company’s income from continuing operations for the fourth quarter of 2006 was $8.3 million, or $0.23 per share, as compared to the previously reported loss from continuing operations of $9.3 million, or $0.26 per share. This change is reflected in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, which is being filed by the Company with the SEC on the date hereof.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maxygen, Inc.
Date: March 14, 2007	By:	/s/ Lawrence W. Briscoe
Lawrence W. Briscoe
Senior Vice President